Exhibit 99.1

GLOBAL CONSUMER ACQUISITION CORP.
1370 Avenue of the Americas, 28th Floor
New York, New York 10019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GLOBAL CONSUMER ACQUISITION CORP.

SPECIAL MEETING OF STOCKHOLDERS
October 7, 2009

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED HEREIN. THE GCAC BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED HEREIN.

The stockholder(s) hereby appoint(s) Daniel Silvers, and Andrew Nelson, and each of them, as proxies, each with the power of substitution and resubstitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Global Consumer Acquisition Corp. (the “Company”) that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 A.M., Eastern Time, on October 7, 2009, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, and at any adjournment or postponement thereof.

1.     To approve the 1st Commerce Merger Agreement, among GCAC, WL Interim Bank, 1st Commerce Bank, Capitol Development and Capitol Bancorp, which, provides for the merger of WL Interim Bank with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming our wholly owned subsidiary — the Acquisition Proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

If you voted with respect to the Acquisition Proposal and you hold shares of GCAC common stock issued in the GCAC initial public offering, you may exercise your conversion rights and demand that GCAC convert your shares of common stock into a pro rata portion of the trust account by marking the box below. If you exercise your conversion rights, then you will be exchanging your shares of GCAC common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the acquisition is approved and you voted with respect to the Acquisition Proposal, demand that GCAC convert your shares into cash and deliver your stock to GCAC’s transfer agent physically or electronically following the Special Meeting. Failure to (a) vote with respect to the Acquisition, (b) check the following box, (c) deliver your stock certificate to GCAC’s transfer agent or deliver your shares electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System, and (d) submit this proxy in a timely manner will result in the loss of your conversion rights. In making your decision as to the Acquisition Proposal, please consider that pursuant to our Amended and Restated Certificate of Incorporation, if the Acquisition Proposal, the Charter Amendment Proposals and the Trust Agreement Amendment Proposal are not approved, stockholders will not be permitted to convert their shares in their pro rata portion of our trust account, even if such stockholders elected to exercise their conversion rights. If the Acquisition Proposal, the Charter Amendment Proposals and the Trust Agreement Amendment Proposal are not approved prior to our termination date, we will liquidate all of the assets held in the trust account promptly following our termination date, as set forth in our Amended Restated Certificate of Incorporation.

I Hereby Exercise My Conversion Rights  ☐

2.     To approve the issuance of (i) restricted stock units to certain of our current directors and officers (50,0000 to each of Messrs. Coles, Frankel, Shulhof and Silvers) and (ii) approximately 25,432 shares of restricted stock to George A. Rosenbaum Jr. — the Restricted Stock and Unit Proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3a.     To approve an amendment to our Amended and Restated Certificate of Incorporation to change the definition of “Business Combination” to remove the requirement that the initial acquisition of one or more assets or operating businesses have a fair market value of at least 80% of our net assets held in trust at the time of acquisition.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3b.     To approve an amendment to our Amended and Restated Certificate of Incorporation to remove the prohibition on the consummation of a Business Combination if holders of an aggregate of 30% or more in interest of the shares of our common stock issued in our initial public offering exercise their conversion rights.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3c.     To approve an amendment to our Amended and Restated Certificate of Incorporation to remove the requirement that only holders of shares of our common stock issued in our initial public offering who vote against the acquisition may convert their shares into cash.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3d.     To approve an amendment to our Amended and Restated Certificate of Incorporation to change our name from “Global Consumer Acquisition Corp.” to “Western Liberty Bancorp”.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3e.     To approve an amendment to our Amended and Restated Certificate of Incorporation to change our corporate existence to perpetual so we will not be required to liquidate on November 27, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3f.     To approve an amendment to our Amended and Restated Certificate of Incorporation to delete the proviso in Article Third that provides that in the event a business combination is not consummated prior to November 27, 2009, our Termination Date, our corporate purpose will automatically be limited to effecting and implementing our dissolution and liquidation and that our powers will be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purpose.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3g.     To approve an amendment to our Amended and Restated Certificate of Incorporation to delete Article Sixth which contains the restrictions only applicable to special purpose acquisition companies — the amendments set forth in 3a-g above are referred to collectively as the Charter Amendment Proposals.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.      To authorize GCAC and Continental Stock Transfer & Trust Company to distribute and terminate the trust account immediately following stockholder approval of the Acquisition by amending Section 1(j) and Exhibit A of the Investment Management Trust Agreement, which currently provides that the Trustee may only liquidate the trust account upon consummation of a business combination or upon the Termination Date — the Trust Agreement Amendment Proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.      Election of the following directors:

FOR all nominees listed below except as marked to the contrary below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐

Jason N. Ader	Richard A.C. Coles	Dr. Leonard E. Goodall	Robert G. Goldstein
Daniel B. Silvers	Michael B. Frankel	Dr. William Stephan

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

6.      To approve the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies — the Adjournment Proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Note:  Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                     , 2009.

INDIVIDUAL OR JOINT HOLDER:

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